Exhibit 107

Calculation of Filing Fee Tables
SCHEDULE 14A
(Form Type)

AIR TRANSPORT SERVICES GROUP, INC.
(Name of Registrant as Specified in its Charter)

Table 1:  Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$1,915,635,356.62(1)(2)	0.00015310	$293,283.77(3)
Fees Previously Paid	—		—
Total Transaction Valuation	$1,915,635,356.62
Total Fees Due for Filing			$293,283.77
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$293,283.77

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of November 3, 2024, by and between Stonepeak Nile Parent LLC, Stonepeak Nile MergerCo Inc. and Air Transport Services Group, Inc. (the “Company”).

(1)          As of December 18, 2024, the maximum number of shares of common stock common stock to which this transaction applies is estimated to be 111,098,780, which consists of:
a.             65,919,598 issued and outstanding shares of Company common stock, par value $0.01 per share (“Company common stock”);
b.             12,514,560 shares of Company common stock reserved for issuance upon exercise of the 2029 Convertible Notes;
c.             14,801,369 shares of Company common stock reserved and available for issuance upon exercise of the Amazon Warrant 2018;
d.             7,014,804 shares of Company common stock reserved and available for issuance upon exercise of the Amazon Warrant 2020;
e.             2,915,000 shares of Company common stock reserved and available for issuance upon exercise of the Amazon Warrant 2024;
f.             2,915,000 shares of Company common stock reserved and available for issuance upon exercise of the Subsequent Amazon Warrant 2024;
g.             1,699,820 shares of Company common stock reserved and available for issuance upon exercise of the Convertible Notes Warrants;
h.             an estimated maximum of 2,273,584 shares of Company common stock that may be issued or vest prior to the merger in respect of Company equity awards existing as of the date of this proxy statement or that may be granted prior to the Merger;
i.              382,845 shares of Company common stock subject to outstanding Company RSUs; and
j.              662,200 shares of Company common stock subject to outstanding Company PSUs (assuming attainment of the target level of performance).
(2)         Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filling fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on December 18, 2024, the underlying value of the transaction was calculated as the sum of:
a.             the product of 65,919,598 shares of Company common stock multiplied by the Merger Consideration of $22.50;
b.             the product of 12,514,560 shares of Company common stock reserved for issuance upon exercise of the 2029 Convertible Notes multiplied by the Merger Consideration of $22.50;
c.             the product of 14,801,369 shares of Company common stock reserved and available for issuance upon exercise of the Amazon Warrant 2018; multiplied by $0.97 (which is the difference between $22.50 and the current exercise price of $21.5265 per share);
d.             the product of 7,014,804 shares of Company common stock reserved and available for issuance upon exercise of the Amazon Warrant 2020; multiplied by $2.10 (which is the difference between $22.50 and the current exercise price of $20.40 per share);
e.             the product of 2,915,000 shares of Company common stock reserved and available for issuance upon exercise of the Amazon Warrant 2024; multiplied by $9.53 (which is the difference between $22.50 and the current exercise price of $12.9658 per share);
f.             the product of 2,915,000 shares of Company common stock reserved and available for issuance upon exercise of the Subsequent Amazon Warrant 2024; multiplied by $6.61 (which is the difference between $22.50 and the current exercise price of $15.891 per share);
g.             the product of 1,699,820 shares of Company common stock reserved and available for issuance upon exercise of the Convertible Notes Warrants multiplied by $0.00 (as a result of the difference between $22.50 and the strike price of $41.3525 per share);
h.             the product of the estimated maximum of 2,273,584 shares of Company common stock that may be issued or vest prior to the merger in respect of Company equity awards existing as of the date of this proxy statement or that may be granted prior to the Merger multiplied by the Merger Consideration of $22.50;
i.              the product of 382,845 shares of Company common stock subject to outstanding Company RSUs multiplied by the Merger Consideration of $22.50; and
j.              the product of 662,200 shares of Company common stock subject to outstanding Company PSUs (assuming attainment of the target level of performance) multiplied by the Merger Consideration of $22.50 (such sum, the “Total Consideration”).
(3)         The amount of the filing fee, calculated in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, was calculated by multiplying the Total Consideration of $1,915,635,356.63 by 0.00015310.